EXHIBIT 99.1

AGRITOPE, INC.

Employee Stock Ownership Plan

January 1, 1998

Plan Number 002

Plan Administrator--Agritope, Inc.

AGRITOPE, INC.

Employee Stock Ownership Plan

THIS AGREEMENT, effective January 1, 1998, between AGRITOPE, INC., as "Company," (Company and all other corporations which axe participating under this agreement are hereinafter collectively referred to as "Companies"), and ADOLPH J. FERRO and GILBERT N. MILLER, as "Trustees,"

W I T N E S S E T H:

  Purpose

  The Plan established by this agreement consists of a stock bonus plan and the related trust. The plan and the related trust shall be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code and the Regulations issued thereunder. The plan and trust is designed to invest primarily in qualifying employer securities as defined in Sections 4975(e)(8) and 409(l) of the Internal Revenue Code and the Regulations issued thereunder. The Fund shall be for the exclusive benefit of Participants and their Beneficiaries, and no part of the Fund shall be used for or diverted to purposes other than for the exclusive benefit of the Participants and their Beneficiaries.

  Name of the Plan and Trust

  The stock bonus plan and related trust established under this agreement shall be known as the "AGRITOPE, INC. EMIPLOYEE STOCK OWNERSHIP PLAN" and are hereinafter referred to as the "Plan."

  Definition
      "Beneficiary" - The person or persons entitled to receive the vested portion of the Participant's account in case of the Participant's death. The full amount of any remaining vested portion of the account will be payable to the Beneficiary.

      The Beneficiary of a Participant who is married at date of death will be the surviving spouse. However, if (i) the Participant is not married at date of death, (ii) the Participant is married at date of death but the spouse has consented in writing to the designation of a different Beneficiary, or (iii) it is established to the satisfaction of a plan representative that there is no spouse, the spouse cannot be located, or (unless a qualified domestic relations order provides otherwise) the Participant is legally separate or has been abandoned (as evidenced by a court order), the Beneficiary will be the person or persons named in the Participant's latest written designation filed with Company. For this purpose, a Participant shall not be considered as married at date of death unless the Participant and spouse had been married throughout the one-year period ending on the earlier of the Participant's annuity starting date or the date of the Participant's death.

      The spouse's written consent to the designation of a different Beneficiary must acknowledge the specific nonspouse Beneficiary (including any class of beneficiaries or any contingent beneficiaries) which may not be changed without spousal consent (or the consent expressly permits designations by the Participant without any requirement of further consent by the spouse). The consent must acknowledge its effect and be witnessed by a plan representative or by a notary public. The spouse's consent (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to that spouse. The consent may not be revoked.

      If no designation has been filed with Company, or if the person or persons designated do not survive the Participant, the Beneficiary shall be the following persons in the following order of priority: (first) the surviving spouse (regardless of length of marriage), (second) the surviving children of the Participant in equal shares, (third) the surviving parents of the Participant in equal shares, (fourth) the surviving brothers and sisters of the Participant in equal shares, (fifth) the estate of the Participant.

      If the Beneficiary dies after the death of the Participant, but before the distribution has been made to that Beneficiary, the distribution shall (unless the designation provides otherwise) be made to the estate of that deceased Beneficiary.

      "Company" and "Companies" - Company means Agritope, Inc. "Companies" includes Agritope, Inc., and any other corporation which becomes a participating employer under this agreement by executing an instrument in writing addressed to Company requesting that it become a participating employer, which request is consented to in writing by Company.

      Company (Agritope, Inc.) is the plan administrator of the Plan and is the named fiduciary which shall have authority to control and manage the operation and administration of the Plan. Company and any individual may serve in more than one-fiduciary capacity under the Plan.

      "Compensation" - The term "Compensation" includes wages within the meaning of Section 3401(a) of the internal Revenue Code and all other payments of compensation to an employee by the employer (in the course of the employer's trade or business) for which the employer is required to furnish the employee a written statement under Sections 6041(d), 6051(a)(3), and 6052 of the Internal Revenue Code, determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed. However, Compensation also includes any elective deferrals (as defined in Section 402(g)(3) of the Code) and any amount which is contributed or deferred by the employer at the election of the employee and which is not includable in the gross income of the employee by reason of Section 125 or 457 of the Code.

      Limit on Compensation

      The annual Compensation of a Participant taken into account under the Plan for any Plan Year shall be limited to $150,000 (or such other annual compensation limit as may be specified in legislation subsequent to Public Law 103-66 (OBRA `93) which established the $150,000 limit), plus cost of living adjustments permitted under applicable law.

      "Fund" - All property held from time to time by Trustees pursuant to the Plan, including (without limiting the generality of the foregoing) all common and preferred stocks, bonds, obligations of the United States of America, real property, notes representing loans, moneys contributed, interest earned thereon, and all other income from investments made and held by Trustees for the uses and purposes set forth in this agreement.
      "Highly Compensated Employee" - A "Highly Compensated Employee" is an employee who performs service during the determination year (the Plan Year is the determination year) and is:
        an employee who was at any time during the preceding Plan Year (the preceding Plan Year is the look-back year) or the determination year a 5 percent owner (as defined in Section 416(i)(1) of the Internal Revenue Code), or
        an employee who during the look-back year (1) received Compensation in excess of $80,000 (plus cost of living adjustments permitted under applicable law) and (2), if Company elects the application of this clause (2) for the look- back year and this agreement is amended to reflect the election, was in the top- paid group of employees (the "top paid group of employees" is the top 20 percent of employees when ranked on the basis of Compensation paid during the year, excluding those described in Regulation, Section 1.414(q)-1T, Q&A 9(b)).

      Employers aggregated under Sections 414(b), (c), (m), or (o) of the Internal Revenue Code are treated as a single employer.

      The term "Highly Compensated Employee" includes a former employee who had a separation year prior to the determination year and who was a highly compensated active employee for either (a) the employee's separation year or (b) any determination year ending on or after the employee's 55th birthday. Generally, a separation year is the determination year the employee separates from service.

      The provisions of Section 414(q) of the Internal Revenue Code are incorporated herein by reference for the purpose of further defining and interpreting the term "Highly Compensated Employee," and those provisions shall be controlling.

      "Hours of Service" - An employee shall be credited with one Hour of Service for:
        Each hour for which the employee is paid, or entitled to payment, for the performance of duties for a Company during the applicable computation period.
        Each hour for which the employee is paid, or entitled to payment, by a Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence, except that:
          No more than 501 Hours of Service are required to be credited under this subsection (b) to an employee on account of any single continuous period during which the employee performs no duties (whether or not such period occurs in a single computation period);
          An hour for which an employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, unemployment compensation, or disability insurance laws; and
          Hours of Service are not required to be credited for a payment which solely reimburses an employee for medical or medically related expenses incurred by the employee.

        For purposes of this subsection (b), a payment shall be deemed to be made by or due from a Company regardless of whether such payment is made by or due from the Company directly or indirectly through, among others, a trust fund, or insurer, to which the Company contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular employees or are on behalf of a group of employees in the aggregate.

        Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by a Company. The same Hours of Service shall not be credited both under subsection (a) or subsection (b), as the case may be, and under this subsection (c).

        The determination of Hours of Service for reasons other than the performance of duties, and the crediting of Hours of Service to computation periods, shall be in accordance with Department of Labor Regulations 2530.200b-2(b) and (c).

        In determining Hours of Service for purposes of the Plan, service with any other corporation or employer shall be counted with respect to any period during which the other corporation or employer is:

        A member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) which includes Company,
        Under the same common control (within the meaning of Section 414(c)) as is Company, or
        A member of the same affiliated service group (as defined in Section 414(m)) as is Company.
      "One-Year Break in Service" - An employment year or Plan Year, as the case may be, in which the employee has not completed more than 500 Hours of Service. However, in determining whether there has been a One-Year Break in Service, the additional hours described in this section shall be counted. In the case of an individual absent from work for any period by reason of the pregnancy of the individual, the birth of a child of the individual, or the placement of a child with the individual in connection with the adoption of the child by the individual, or for purposes of caring for the child for a period beginning immediately following the birth or placement, Hours of Service shall include those which would otherwise normally have been credited to the individual but for the absence (or, in case Company is unable to determine such hours, eight Hours of Service for each day of absence). The total number of hours treated as Hours of Service by reason of the pregnancy or placement shall not exceed 501 hours. The hours shall be treated as Hours of Service only in the employment year or Plan Year, as the case may be, in which the absence from work begins, if the employee would be prevented from incurring a One-Year Break in Service in such year solely because the period of absence is treated as Hours of Service, or, in any other case, in the immediately following year. No credit will be given under this section unless the individual furnishes Company such timely information as Company may reasonably require to establish that the absence from work is for reasons referred to herein and the number of days for which there was such an absence.
      "Participant" - Each individual who becomes a Participant under the provisions of Article 4.
      "Plan Year" - The Plan Year and the year of the related trust is the 12-month period ending December 31.
      "Shares" - The common stock, $.01 per share, of Company.
      "Total Disability" - A Participant shall be considered to be totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. The Total Disability of any Participant shall be determined by Company in accordance with uniform principles consistently applied on the basis of such evidence as Company deems necessary and desirable.
      "Trustees" - Adolph J. Ferro and Gilbert N. Miller, and their successors, who shall control and manage the assets of the Plan.
      "Valuation Date" - December 31 shall be a regular Valuation Date. Company may from time to time designate any other date as a special Valuation Date, in which case net earnings (or loss) of the Fund, and realized and unrealized increase (or decrease) in the value of the assets of the Fund, shall be prorated to the Participants' accounts in the same manner as if it were a regular Valuation Date.

  Eligibility and Participation
      Eligibility. Except as otherwise provided in this Article, all employees of a Company are eligible to become Participants. Any person employed by a Company, in accordance with the usual common-law rules, is an "employee." However, a person who performs services for a Company but who is treated for payroll tax purposes as other than an employee of a Company (and regardless whether the person may subsequently be determined by a governmental agency, by the conclusion or settlement of threatened or pending litigation, or otherwise to be or have been an employee of a Company) shall not be eligible to become a Participant.
      Leased Employee. An individual who is not an employee of a Company, but who is treated as an employee for qualified plan purposes by mason of being a "leased employee," shall not be a Participant. The term "leased employee" means any person (other than an employee of a Company) who pursuant to an agreement between a Company and any other person ("leasing organization") has performed services for a Company (or for a Company and related persons determined in accordance with Section 414(n)(6) of the Internal Revenue Code) on a substantially full-time basis for a period of at least one year, and such services are performed under primary direction or control by a Company.

      Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for a Company shall be treated as provided by Companies.

      A leased employee shall not be considered an employee of a Company if (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in Section 415(c)(3) of the Internal Revenue Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Sections 125, 402(e)(3), 402(h)(1)(B), or 403(b), (2) immediate participation, and (3) full and immediate vesting; and (ii) leased employees do not constitute more than 20 percent of Companies' nonhighly compensated work force.

      Collective Bargaining Agreement. An employee who is or becomes included in a unit of employees covered by a bona fide agreement which is a collective bargaining agreement between bona fide employee representatives and one or more employers, where retirement benefits were the subject of good-faith bargaining between the employee representatives and the employer or employers, shall not be a Participant during the period he is included in the unit. The term "employee representatives" shall not include any organization more than one-half of the members of which are employees who are shareholders, officers, or executives of a Company.
      Nonresident Aliens. An employee who is a nonresident alien and who receives no earned income (within the meaning of Section 911(d)(2) of the Internal Revenue Code) from a Company which constitutes income from sources within the United States (Within the meaning of Section 861(a)(3) of the Internal Revenue Code) shall not be a Participant.
      Temporary and Seasonal Employees. Temporary employees and seasonal employees shall not be eligible to become Participants. Temporary employees are those who are hired on a full or part-time basis for a specific assignment, or for a job that is not expected to be permanent, where the length of employment typically does not exceed six months.
      Participation. An eligible employee shall at all times, without regard to any year of service or other waiting period requirement, be a Participant.
      Former Participant. A Participant who terminates employment for any reason, and who thereafter returns as an eligible employee, shall again be a Participant as of the date of return to employment regardless of the length of absence.

  Contributions by Companies
      Amount of Contribution. Companies shall, from their general assets, make contributions to the Fund for each Plan Year of such amount as may be determined by the Board of Directors of Company; provided, however, that Companies will in any event contribute an amount sufficient to enable the Plan to pay each installment of principal and interest on any indebtedness for which the Plan may be obligated on or before the date such installment is due, even if no tax benefit results from such contribution.
      Shares. Contributions may be of cash or of Shares (whether treasury shares or previously unissued shares) or both cash and Shares as may be determined by the Board of Directors of Company.
      Due Date. Companies shall pay their contributions, if any, on account of a taxable year from time to time but no later than the due date (including extensions thereof) for Company's federal income tax return for the taxable year.
      Return of Contribution. Notwithstanding any provision in this agreement to the contrary, a contribution by Companies which is made by reason of a mistake of fact or which is disallowed as a deduction for federal income tax purposes (other than to the extent the contribution may be required under 5.1) shall be returned to Companies, provided that:
        The return must be made within one year after the mistaken payment of the contribution or the date of disallowance of the contribution, as the case may be.
        The amount which may be returned is limited to the excess of the amount contributed over the amount which would have been contributed had there not occurred a mistake of fact or a mistake in determining the deduction, as the case may be.
        Earnings attributable to the excess contribution shall not be returned, but losses attributable thereto shall reduce the amount to be returned.
        If the return would cause the balance of any account to be reduced to less than the balance which would have been in the account had the mistaken amount not been contributed, then the amount to be returned shall be limited so as to avoid the reduction.

  Allocation to Participants
      Forfeitures. For purposes of 6.2, the amounts of accounts, or portions thereof, which are forfeited as of the close of a Plan Year shall be added to and be deemed a part of Companies' contribution for the Plan Year.
      Allocation. Trustees shall, as of the close of each Plan Year for which Companies shall make a contribution, allocate to the account of each Participant that portion of such contribution which is in the same proportion to the total contribution as such Participant's Compensation in such Plan Year bears to the total Compensation of all Participants for such Plan Year.
      Employment on Last Day; Minimum Number of Hours. There are no conditions that a Participant must satisfy in order to be entitled to an allocation of contributions. The allocation is made without regard to the number of the Participant's Hours of Service in the Plan Year, and without regard to whether the Participant is employed on the last day of the Plan Year.

  Contributions by Participants

  Participants are not permitted to make contributions to the Fund. No rollover contribution or trustee-to-trustee transfer may be accepted under this Plan.

  Exempt Loans; Suspense Account
      Exempt Loans. Trustees may borrow money under an exempt loan. An exempt loan is one described in this section. The loan is one made to Trustees by a disqualified person or which is guaranteed by a disqualified person. The proceeds of the loan must be used within a reasonable time after receipt by Trustees only for any of or all the following purposes: (a) to acquire Shares, (b) to repay the exempt loan used to acquire Shares, or (c) to repay a prior exempt loan. The interest rate must not be in excess of a reasonable rate of interest. The number of future years under the loan must be definitely ascertainable (determined without taking into account any possible extension or renewal periods). The loan must be without recourse against the Plan. The only assets of the Plan that may be given as collateral are Shares acquired with the proceeds of the loan and Shares used as collateral on a prior exempt loan repaid with the proceeds of the current loan (although in addition to such collateral a Company may guarantee repayment of the loan). No person entitled to payment under the loan shall have any right to assets of the Plan other than: (i) collateral given for the loan, (ii) contributions (other than contributions of Shares) that are made to the Plan to meet its obligations under the loan, and (iii) earnings attributable to such collateral and the investments of such contributions. The payments made with respect to the loan by the Plan during a Plan Year must not exceed an amount equal to the sum of such contributions and earnings received during or prior to the Plan Year less such payments in prior Plan Years. Such contributions and earnings must be accounted for separately in the accounting records of the Plan until the loan is repaid.

      The loan must provide for the periodic release of collateral from encumbrance as specified in 8.3.

      In the event of default under the loan, the value of Plan assets transferred in satisfaction of the loan must not exceed the amount of default. If the lender is a disqualified person, the loan must provide for a transfer of Plan assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the loan.

      Use of Dividends. Cash dividends on Shares which have been allocated to Participants' accounts may be used to make payments on an exempt loan. However, if cash dividends on Shares allocated to a Participant's account are used to make payments on an exempt loan, Shares with a fair market value not less than the amount of such dividends shall be allocated to the Participant's account for the Plan Year for which (but for such use) such dividends would have been allocated to the account.
      Suspense Account. All Shares acquired with the proceeds of an exempt loan or which are otherwise encumbered must be added to and maintained in a suspense account in accordance with Regulation, Section 54.4975-11(c) of the Internal Revenue Code. The Shares will be released from encumbrance or from the suspense account as set forth herein. For each Plan Year during the duration of the loan, the number of shares released must equal the number of encumbered or suspense account shares held immediately before release for the current Plan Year multiplied by the following fraction:

      Numerator: Amount of principal and interest

              paid for the Plan Year

      Denominator: The sum of the numerator plus

      the principal and interest to

      be paid for all future years

      If the interest rate under the loan is variable, the interest to be paid in future years must be computed by using the interest rate applicable as of the end of the Plan Year.

      As of the end of each Plan year, Shares released from encumbrance or withdrawn from the suspense account shall be allocated in nonmonetary units (i.e., in kind) to those accounts entitled thereto. However, for purposes of applying the limitations under Article 9 to these allocations, it is the contributions to the Plan used to make payments on the exempt loan which are to be treated as annual additions.

      Income with respect to Shares acquired with the proceeds of an exempt loan must be allocated as income of the Fund, except to the extent that it is provided that such income shall be used to repay the loan.

      Protections and Rights; Put Option. Except as provided below for a put option, or as otherwise required by applicable law, no security acquired with the proceeds of an exempt loan may be subject to a put, call, or other option, or buy-sell or similar arrangement while held by and when distributed from the Plan, whether or not the Plan is then an employer stock ownership plan. These protections and rights, and the put option described in 8.4 if applicable, are nonterminable.

      Shares acquired with the proceeds of an exempt loan must be subject to a put option meeting all the terms and conditions described in Regulation, Section 54.4975-7(b)(10), (11), and (12), of the Internal Revenue Code, if the Shares are not publicly traded when distributed or, are subject to a trading limitation when distributed. For this purpose, a "trading limitation" on Shares is a restriction under any federal or state securities law, any regulation thereunder, or an agreement, not prohibited hereunder, affecting Shares which would make them not as freely tradable as Shares not subject to such restriction. The put option must be exercisable only by a Participant, by the Participant's donees, or by a person (including an estate or its distributee) to whom Shares pass by reason of a Participant's death. "Participant" includes the Participant's Beneficiary. The put option must permit a Participant to put Shares to the employer. Under no circumstances may the put option bind the Plan. However, it may grant the Plan an option to assume the rights and obligations of the employer at the time that the put option is exercised. If it is known at the time a loan is made that federal or state law will be violated by the employer's honoring such put option, the put option must permit the Shares to be put, in a manner consistent with such law, to a third party (e.g., an affiliate of the employer or a shareholder other than the Plan) that has substantial net worth at the time the loan is made and whose net worth is reasonably expected to remain substantial.

      A put option must be exercisable at least during a 15-month period which begins on the date the Shares subject to the put option are distributed by the Plan. If Shares are publicly traded without restriction when distributed but cease to be so traded within 15 months after distribution, the employer must notify each holder of Shares in writing on or before the tenth day after the date the Shares cease to be so traded that for the remainder of the 15-month period the Shares are subject to a put option. The number of days between such tenth day and the date on which notice is actually given, if later than the tenth day, must be added to the duration of the put option. The notice must inform distributes of the terms of the put options that they are to hold. Such terms must satisfy the requirements of this section.

      A put option is exercised by the holder notifying the employer in writing that the put option is being exercised. The period during which a put option is exercisable does not include any time when a distributee is unable to exercise it because the party bound by the put option is prohibited from honoring it by applicable federal or state law. The price at which a put option must be exercisable is the value of Shares, determined under Regulation, Section 54.4975-11(d)(5), Internal Revenue Code. The provisions for payment under a put option must be reasonable. The deferral of payment is reasonable if adequate security and a reasonable interest rate are provided for any credit extended and if the cumulative payments at any time are no less than the aggregate of reasonable periodic payments as of such time. Periodic payments are reasonable if annual installments, beginning with 30 days after the date the put option is exercised, are substantially equal. Generally, the payment period may not end more than five years after the date the put option is exercised. However, it may be extended to a date no later than the earlier of 10 years from the date the put option is exercised or the date the proceeds of the loan used by the Plan to acquire the Shares subject to the put option are entirely repaid. Payment under a put option must not be restricted by the provisions of a loan or any other arrangement, including the terms of the employer's articles of incorporation, unless so required by applicable state law.

      The Plan cannot grant a put option or otherwise obligate itself to acquire Shares from a particular holder thereof at an indefinite time determined upon the happening of an event such as the death of the holder.

      The provisions of this section shall continue in effect with respect to Shares, whether held by the Plan or distributed, acquired with the proceeds of an exempt loan notwithstanding that the loan may have been repaid or that the Plan ceases to constitute an employee stock ownership plan.

      Independent Appraiser. With respect to activities by the Plan, all valuations of Shares which are not readily tradable on an established securities market shall be made by an independent appraiser as required by Section 401(a)(28)(C) of the Internal Revenue Code.

  Limitation; Return of Contribution
      Limitation. Notwithstanding any provision in this agreement to the contrary, the annual addition with respect to a Participant's account for any Plan Year (the Plan Year is the limitation year) may not exceed the lesser of:
        $30,000 (plus cost of living adjustments permitted under applicable law) or,
        Twenty-five percent of the Participant's Compensation for the Plan Year.
      Annual Addition. "Annual addition" means the sum of the following amounts allocated to a Participant's account as of any date within the Plan Year.
        Employer contributions,
        Forfeitures, and
        Amounts allocated to an individual medical account, as defined in Section 415(l)(2) of the Internal Revenue Code, which is part of a pension or annuity plan maintained by a Company. Also, amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Internal Revenue Code, under a welfare benefit fund, as defined in Section 419(e), maintained by a Company.
      Exempt Loans. The above provisions are subject to modification under the special rule of Section 415(b)(6) of the Internal Revenue Code if there is an exempt loan as described in Article 8.
      Treated as One Plan. For purposes of the limitation on annual additions, all qualified defined contribution plans ever maintained by the Companies (and by any other affiliated employer referred to in Regulation, Section 1.415-8(c), of the Internal Revenue Code) shall be treated as one defined contribution plan.
      Excess Annual Addition. If, as a result of the allocation of forfeitures, a reasonable error in estimating a Participant's Compensation (or under such other facts and circumstances as are found by the Internal Revenue Service to justify the availability of the rules set forth below), the annual addition to the Participant's account would exceed the above limitation, Company shall take any of the following steps, in the following order, as are necessary to reduce the annual addition so that it does not exceed the limitation:
        The excess shall be allocated and reallocated in accordance with 6.2 to the accounts of other Participants, but not so as to cause the annual addition for any Participant to exceed the limitation.
        Any amount of the excess which cannot be allocated and reallocated to the accounts of other Participants shall be used to reduce the contributions for the next Plan Year (and succeeding Plan Years, as necessary) for the Participant if he is a Participant as of the end of the Plan Year. If he is not a Participant as of the end of the Plan Year, then the excess shall be held unallocated in a suspense account for the Plan Year and allocated and reallocated in the next Plan Year to all of the remaining Participants in accordance with 6.2 (but not so as to cause the annual addition as to any Participant to exceed the limitation). If a suspense account is in existence at any time during the Plan Year, it will not participate in any allocation of the Fund's investment gains and losses and other income. In the event of termination of the Plan, the balance in the suspense account shall, notwithstanding any provision of this agreement to the contrary, revert to Companies to the extent it may not then be allocated to the Participants.

  Notwithstanding 6.1, Companies shall not make any contribution on or after the last day of a Plan Year which would result in a credit to the suspense account for the Plan Year, nor shall Companies make any contribution for a Plan Year prior to the last day of the Plan Year which would have resulted in a credit to the suspense account had the contribution been allocated to the accounts of Participants on the date the contribution was made.

  Participants' Accounts
      Separate Accounts. A separate account shall be maintained for each Participant. Each account shall be credited with the amount required to be allocated to the account under Article 6. Also, each account will be adjusted as provided in this Article for its share of the net earnings (or loss) of the Fund and the realized and unrealized increase (or decrease) in the value of the assets of the Fund.
      Valuation Dates. Company shall determine the value of the Fund as of each regular or special Valuation Date. The value of the Fund shall equal the fair market value of all stocks, securities, and other assets held in the Fund as of the Valuation Date, plus the amount of all cash in the Fund, minus the amount of all liabilities (including expenses accrued and unpaid) of the Fund as of the close of business on the Valuation Date.
      Allocation. The net earnings (or loss) and the realized and unrealized increase (or decrease) in value of the Fund are to be allocated to the Participants' accounts as of each regular or special Valuation Date. Shares shall be allocated among the accounts so that the records of each account shall at all times indicate the number of Shares allocated to that account.
      Military Service. Effective December 12, 1994, and notwithstanding any provision of this agreement to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code.

  Vesting and Forfeiture
      Fully Vested on Certain Events. A Participant shall become fully vested in his account if while employed by a Company he attains age 65, dies, or becomes Totally Disabled.
      Vesting Schedule. A Participant who terminates employment prior to attaining the age of 65 years for any reason other than death or Total Disability shall forfeit that percentage of his account which has not vested. The percentage which is vested and nonforfeitable shall be the following percentages depending upon the number of such Participant's years of service:

Years of Service	Percentage Vested
Less than 2 years	0
At least 2 years, but less than 3 years	20
At least 3 years, but less than 4 years	40
At least 4 years, but less than 5 years	60
At least 5 years, but less than 6 years	80
At least 6 years	100
      Year of Service. For purposes of 11.2, the term "year of service" means any Plan Year in which the employee has not less than 1,000 Hours of Service. In determining the total number of years of service for a Participant, they need not be consecutive, and all years of service shall be counted even though the employee may have terminated employment and subsequently been reemployed. A Participant's years of service with any member of the controlled group which included Epitope, Inc., prior to the distribution by Epitope, Inc., of its shares of Company shall be counted, provided the Participant is or becomes an employee of a Company at any time during the one- year period beginning with the date of such distribution.
      Forfeiture Procedures. If a Participant is only partially vested in his account at the time of termination of employment, the forfeiture of any nonvested portion of the account shall be deemed to occur as of the close of the Plan Year in which the Participant incurs five consecutive One-Year Breaks in Service (based on Plan Years) or, if earlier, as of the close of the Plan Year in which a cash-out distribution as described in 13.5 is made to the Participant. For purposes of the foregoing sentence, if a Participant is not vested to any extent in his account at the time of termination of employment, the Participant shall be deemed to have received a cash-out distribution at the time of termination of employment.

      Allocation

      Amounts forfeited shall, for purposes of allocation among the remaining Participants, be added to and be deemed a part of the employer contribution for the Plan Year in which the forfeiture is deemed to occur, and shall be allocated as provided in 6.2. Forfeitures are to be taken into account for allocation purposes in the Plan Year in which the forfeiture is deemed to occur, even though the forfeiting Participant may have actually terminated employment in a prior year.

      Reemployment

      If a Participant who receives or is deemed to receive a cash-out distribution resumes employment covered under this Plan, the account will be restored to the amount on the date of distribution if the Participant repays the full amount of the distribution attributable to employer contributions before the earlier of (1) five years after the first date on which the Participant is subsequently reemployed, or (2) the close of the Plan Year in which the Participant has incurred five consecutive One-Year Breaks in Service (based on Plan Years) following the date of the distribution. If the forfeiting Participant was not vested to any extent in his account, his account will be restored to the amount on the date of deemed distribution if the Participant resumes employment covered under this Plan before having incurred five consecutive One-Year Breaks in Service (based on Plan Years).

      Change in Vesting Schedule. If the vesting schedule is amended to make it slower:
        As to an employee who is a Participant as of the effective date of the change, the Participant's vested percentage, determined as of the effective date of the change, shall never be less than it would have been had there been no change, and
        The change shall not apply to a Participant who has at least three years of service (as defined in 11.3) as of the effective date of the change.
      Lost Participant. Notwithstanding anything in this Article to the contrary, the entire amount of a Participant's account shall be forfeited if a distribution to the Participant or his Beneficiary cannot be made because the identity or whereabouts of the person entitled to the distribution cannot be ascertained. The Company's determination of when such distribution cannot be made shall be final. Notwithstanding the foregoing, if, at any time subsequent to the forfeiture, the person entitled makes a claim to Company for such distribution, the amount of the forfeiture shall be reinstated and distribution made to such person.
      Shares Forfeited Last. If a portion of a Participant's account is forfeited, Shares allocated to the account must be forfeited only after the forfeiture of other assets.

  Dividends; Voting; Tender Offers
      Dividends. If so determined by Company, cash dividends on Shares which are allocated to Participants' accounts may be distributed currently (or within 90 days after the end of the Plan Year in which the dividends are paid to the Plan) in cash to such Participants, or Company may pay such dividends directly to Participants. Such distribution may be limited to Participants who are fully vested in their accounts on the applicable dividend record date.
      Voting. Whenever Company's shareholders are given the opportunity to exercise voting or other rights with respect to Shares, Trustees shall, within a reasonable time before each occasion for the exercise of such voting or other rights, cause to be sent to each Participant such proxy solicitation or other materials as are sent to Company's registered shareholders, together with a written request for instructions as to the manner of exercise of such voting or other rights. Trustees shall vote or otherwise exercise such rights with respect to Shares allocated to a Participant's account in accordance with the Participant's directions. Trustees shall, to the extent possible, exercise rights with respect to fractional shares by aggregating the instructions regarding fractional shares and reflecting the combined instructions in their exercise of rights with respect to whole Shares. Trustees shall not vote or otherwise exercise such rights with respect to any Shares for which instructions have not been timely received. Trustees shall vote or otherwise exercise such rights in their own discretion with respect to unallocated Shares.
      Tender Offers. Whenever Company's shareholders receive a tender offer (an offer of cash or other securities for Shares), including any amendment or supplement to such offer, Trustees shall promptly cause to be sent to each Participant:
        a copy of the offer or amendment or supplement,
        any other materials as are sent to Company's registered shareholders, and a written request for confidential instructions as to whether and to what extent to accept or reject the offer or amendment or supplement with respect to Shares allocated to the Participant's account.

  Such instructions shall be received and tabulated by an independent third party designated by Trustees. Trustees shall follow such instructions, even though the result might be that the Fund will, at least on a temporary basis, not be invested primarily in employer securities, in which case Trustees shall within a reasonable time and to the extent possible take steps so as to again meet this requirement. Trustees shall use their own discretion as to whether and to what extent to accept or reject the offer or amendment or supplement with respect to unallocated shares. Trustees shall not accept any offer or amendment or supplement with respect to any Shares for which instructions have not been timely received.

  Distributions
      Entitlement. A Participant whose employment terminates for any reason, or the Beneficiary in the case of the Participant's death, is entitled to a lump sum distribution, at the time and in the manner provided in this Article, of the vested portion of his account. For the purpose of the lump sum distribution, the Participant's accounts are as determined as of the most recent Valuation Date preceding the distribution.

      Distribution shall be made entirely in whole Shares. To the extent that a portion of a Participant's account consists of investments other than Shares, that portion will be applied so as to acquire for distribution Shares. Any fractional share shall be distributed in cash. Notwithstanding the foregoing, distribution may be made solely in cash provided that both the Participant (or his Beneficiary) and Trustees elect cash distribution, with the Participant's (or Beneficiary's) election to be evidenced in writing.

      When Distribution is Made. Subject to the rules set forth in this Article, distribution of the vested portion of the account to a Participant shall be made within a reasonable time after the close of the Plan Year in which employment terminates (and in no event later than one year after the close of the Plan Year in which the termination of employment occurs, as required by Section 409(o) of the Internal Revenue Code).

      If the vested portion of the Participant's account exceeds $5,000, distribution may not be made to the Participant before the normal retirement age of 65 without the Participant's written consent. For this purpose, if the vested portion exceeds $5,000 at the time of a distribution, then at any subsequent time it shall be deemed to exceed $5,000. The consent is not valid unless the Participant receives the notice required by Regulation, Section 1.411(a)-11(c), Internal Revenue Code, no less than 30 days and no more than 90 days before the annuity starting date with respect to the distribution. However, if a distribution is one to which Sections 401(a)(11) and 417 of the Internal Revenue Code do not apply, the distribution may commence less than 30 days after the notice is given, provided that:

        the plan administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and the Participant, after receiving the notice, affirmatively elects a distribution.

        Distribution to a Participant shall, unless the Participant elects a later date, be made not later than the 60th day after the close of the Plan Year in which the latest of the following events occurs (except that if the amount of the distribution required to be made by the required date cannot be ascertained by such date, the distribution retroactive to such date may be made no later than 60 days after the earliest date on which the amount of the distribution can be ascertained):

        the attainment by the Participant of the normal retirement age of 65, the tenth anniversary of the date on which the Participant commenced participation, or the termination of the Participant's employment.

      Distribution to a Participant shall be made not later than the April 1 of the calendar year following the later of the calendar year in which he attains age 70.5 or the calendar year in which he terminates employment. However, as to any Participant who is a 5 percent owner (as defined in Section 416(i)(1) of the Internal Revenue Code) with respect to the Plan Year ending in the calendar year in which he attains age 70.5, distribution shall be made not later than the April 1 of the calendar year following the calendar year in which he attains age 70.5 even though he may still be employed.

      Form. All distributions to Participants or Beneficiaries will be made in accordance with the Regulations under Section 401(a)(9) of the Internal Revenue Code, including Section 1.401(a)(9)-2. Provisions in this Plan reflecting Section 401(a)(9) override any distribution options inconsistent with Section 401(a)(9).

      Distribution to a Participant or Beneficiary will be made in one lump sum distribution. Installment distribution is not permitted.

      Death. If the Participant dies before distribution has been made, the entire vested portion of the account shall be distributed by the December 31 of the calendar year which contains the fifth anniversary of the death.
      Early Distributions. A distribution made to a Participant who is only partially vested in his account prior to the close of the Plan Year in which he has incurred five consecutive One-Year Breaks in Service (based on Plan Years), which is made by reason of termination of employment, which the Participant elects to receive if the vested portion of the account exceeds $5,000, and which is the entire amount of the Participant's vested portion of the account, is a "cash-out" distribution. Section 11.4 provides when a forfeiture occurs in connection with a cash-out distribution.

      Recomputation. If a distribution is not a cash-out distribution, then the partially-vested Participant's account shall be continued so as to account for the remainder of the account and at any relevant time the vested portion of the account shall not be less than an amount ("X") determined by the formula:

      X = P(AB+RxD)) - (RxD)

      in which P is the vested percentage at the relevant time; AB is the account balance at the relevant time; D is the amount of distribution; R is the ratio of the account balance at the relevant time to the account balance after distribution; and the relevant time is the close of the Plan Year in which the Participant has incurred five consecutive One-Year Breaks in Service (based on Plan Years).

      Direct Rollover. Notwithstanding any provision of this agreement to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

  Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

  Eligible retirement plan. An eligible retirement plan is an individual retirement account described in Section 408(a) of the Internal Revenue Code, an individual retirement annuity described in Section 408(b) of the Internal Revenue Code, an annuity plan described in Section 403(a) of the Internal Revenue Code, or a qualified trust described in Section 401(a) of the Internal Revenue Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

  Distributee. A distributee includes an employee-or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Internal Revenue Code, are distributes with regard to the interest of the spouse or former spouse.

  Direct rollover. A direct rollover is a payment by this Plan to the eligible retirement plan specified by the distributee.

  Administration of Trust Fund
      Expenses. All expenses incurred in the administration of the Plan, including legal fees, accounting fees, Trustees' fees and other charges incident thereto, shall be paid by Companies; provided, however, that Trustees shall pay such expenses from the Fund if so directed by Company.
      Investments. Subject to the requirement that the Plan be invested primarily in employer securities, Trustees shall invest and reinvest the principal and income of the Fund, and shall keep the Fund invested, without distinction between principal and income, in such securities and such property, real or personal, wherever situated, as Trustees shall deem advisable and which are consistent with the prudence, diversification, and other requirements of the Employee Retirement Income Security Act of 1974.

      Trustees are expressly authorized to invest part of or all the assets of the Fund in deposits which bear a reasonable interest rate in a bank or similar financial institution supervised by the United States or a State, notwithstanding the fact that the bank or other institution may be a fiduciary under this Plan.

      Powers. Trustees shall have the following powers and authority in the administration of the Fund:
        Purchase of Property. To purchase or subscribe for any securities or other property and to retain the same in trust.
        Sale, exchange, conveyance, and transfer of property. To sell, exchange, convey, transfer, or otherwise dispose of any securities or other property held by them by private contract or at public auction. No person dealing with Trustees shall be bound to see to the application of the purchase money or to inquire into the validity, expediency, or propriety of any such sale or other disposition.
        Exercise of owner's rights. To vote any stocks, bonds, or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights, or other options and to make any payments incidental thereto; to oppose or to consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or other charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities, or other property held as part of the Fund.
        Registration of investments. To cause any securities or other property held as part of the Fund to be registered in their own name or in the name of one or more of their nominees, and to hold any investments in bearer form, but the books and records of the Plan shall at all times show that all such investments are part of the Fund.
        Borrowing. To borrow or raise money for the purposes of the Plan in such amount and on such terms and conditions as Trustees shall deem advisable; and, for any sum so borrowed, to issue their promissory note as Trustees and to secure the repayment thereof by pledging all or any part of the Fund; and no person lending money to Trustees shall be bound to see to did application of the money lent or to inquire into the validity, expediency, or propriety of any such borrowing.
        Lending. To lend money on adequate security and reasonable interest.
        Retention of cash. To keep such portion of the Fund in cash or cash balances as Trustees may from time to time deem to be in the best interests of the Plan, without liability for interest thereon.
        Retention of property acquired. To accept and retain for such time as they may deem advisable any securities or other property received or acquired by them as Trustees hereunder, whether or not such securities or other property would normally be purchased as investments hereunder.
        Execution of instruments. To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted.
        Claims and debts. To defend any suit brought against them and, as directed by Company, to settle, compromise, or submit to arbitration any claims, debts, or damages due or owing to or from the Fund; to commence or defend suits or legal or administrative proceedings; and to represent the Plan in all suits and legal and administrative proceedings.
        Employment of agents and counsel. To employ suitable agents and counsel (who may be counsel for Companies) and to pay their reasonable expenses and compensation.
        Power to do any necessary act. To do all such acts, take all such proceedings, and exercise all such rights and privileges, although not specifically mentioned herein, as Trustees may deem necessary to administer the Fund, and to carry out the purpose of the Plan.
        Indemnification. To require indemnity from Companies to Trustees' satisfaction before taking any action with respect to which Trustees may have reasonable ground for requesting such indemnification.
      Diversification requirement. For purposes of this section, a qualified Participant is an employee who has completed at least 10 years of participation under this Plan and has attained age 55. A qualified Participant's qualified election period is the sixth Plan Year period beginning with the first Plan Year in which the Participant first became a qualified Participant.

      Election by a Qualified Participant. Each qualified Participant may deliver a written election to Company, within 90 days after the close of each Plan Year in the Participant's qualified election period, election the diversification of (a) 25 percent (50 percent, for the 90-day period after the close of the last Plan Year in the qualified election period) of the total number of Shares that have ever been allocated to the Participant's account, less (b) the number of Shares previously diversified pursuant to a diversification election. The diversification election shall include the Participant's investment directions as described below. The investment directions shall be implemented within 90 days after the close of the period during which the diversification election may be made.

      Investment Directions. Each Participant making a diversification election shall file with Company written directions (in the form designated by Company) that the amount to be diversified is to be invested in one or more of the investment funds that are available at that time.

      The number and type of investment funds shall be as determined by Company from time to time, but there shall be at least three investment funds.

      Company shall adopt procedures for investment directions, which shall include the extent to which a qualified Participant may direct investments into more than one of the investment funds, and if so the minimum percentage of the amount to be diversified which must be directed into any one fund and the percentage for any additional increments, whether a qualified Participant who has an interest in one or more investment funds resulting from a previous diversification election may subsequently move all or a portion of his existing interest in a fund to another fund and, if so, the frequency and other procedures applicable to the change.

  If Company determines to discontinue the use of a particular investment fund and the affected Participant does not give a new direction in a timely manner, then the Participant's interest in the discontinued fund shall be invested in a fund consisting of highly liquid low-risk interest-bearing deposits or securities pending receipt by Company of a satisfactory direction from the Participant.

  Notwithstanding anything to the contrary in Article 10 relating to allocations to accounts, the net earnings (or loss) of, and realized or unrealized increase (or decrease) in the value of an investment fund shall be allocated only to the accounts of those qualified Participants who have an interest in the fund.

  Notwithstanding anything to the contrary in Articles 13 and 18 relating to the form of distribution, distribution of a qualified Participant's interest in an investment fund shall be in cash, and the Participant has no right to elect to receive this amount in Shares.

  Trustees
      Accounts. Trustees shall keep accurate accounts of all investments, receipts and disbursements, and other transactions of the Fund, and all accounts, books, and records relating thereto shall be open at all reasonable times to inspection and audit by any person or persons designated by Company.

      Trustees shall supply Company such information as it may request from time to tune with respect to the Fund and shall prepare and file such reports on behalf of the Fund as may be required by law.

      Reliance. In taking any action, making any payment, or in determining any fact or question which may arise hereunder, Trustees may rely on any list or notice furnished by Company as to any facts, the occurrence of any events, or the existence of any situation and shall not be bound to inquire as to the basis of any such list or notice and shall not incur any obligation or liability for any action taken or suffered to be taken by them in reliance thereon. Any action taken or determination made by Trustees shall be final, binding, and conclusive on all persons affected thereby.

      Trustees may consult with counsel (who may be counsel for Companies) concerning any question which may arise with reference to their duties under this agreement, and the opinion of such counsel, expressed in writing, a copy of which shall be furnished Company, shall be full and complete protection with respect to any action taken by Trustees in good faith and in accordance with the opinion.

      Successor. The successor to any Trustee who shall resign or be removed shall be appointed by Company's Board of Directors. All powers and authority given to the original Trustees and all provisions applying to them shall be given to and shall apply to any successor trustee.
      Removal; Resignation. Any Trustee may be removed at any time on 60 days' written notice by Company by an instrument signed by an officer of Company properly authorized by Company's Board of Directors. Any Trustee may resign at any time upon 60 days' written notice to Company.

      Upon such written notice of removal or resignation being given, the Board of Directors of Company shall, within said 60-day period, appoint and designate a successor trustee, which trustee shall qualify as such by delivering written acceptance of the Plan to Company and to the retiring Trustee. The retiring Trustee shall forthwith file with Company a written account of his acts from the date of the last previous annual account to the date of removal or resignation, and, upon the approval of the account by Company, Trustees shall transfer to the successor trustee the assets then constituting the Fund.

      Compensation. Trustees shall be paid such reasonable compensation as shall from time to time be agreed on in writing by Company and Trustees; provided, however, that no Trustee who already receives full-time pay from a Company shall receive compensation from the Fund, except for reimbursement of expenses properly and actually incurred.
      Indemnity. To the extent consistent with the Employee Retirement Income Security Act of 1974, Trustees shall not be personally liable so long as they use good faith for anything which they do or fail to do or for any act or failure to act of any predecessor trustee; and Companies will indemnify and save harmless Trustees against any loss, liability, or damage arising out of any act or omission to act as Trustees hereunder, except only their own willful misconduct, negligence, or lack of good faith.

  General Provisions
      Assignment or Alienation. Benefits provided under the Plan may not be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process. Notwithstanding the foregoing, a payment may be made to an alternate payee pursuant to a qualified domestic relations order as defined in Section 414(p) of the Internal Revenue Code at such time as is specified in the order regardless of the age of the Participant whose accounts are affected and even though the payment is to be made prior to the time a distribution could be made to the Participant.
      Not Contract of Employment. Neither the act of Companies in participating under this agreement nor their act in making any contributions to the Fund shall be construed as giving any Participant the right to be retained in the employ of any Company or any right to any payment whatsoever, except to the extent that benefits provided by this agreement are to be paid from the Fund. Companies expressly reserve the right at any time to dismiss any Participant with or without cause, free from any liability or any claim against the Fund for any payment, except to the extent provided for herein.
      Applicable Law. This agreement shall be governed by and construed in accordance with the laws of Oregon and applicable federal law (federal law shall be controlling in the event of any conflict with Oregon law).
      Construction. Unless the context otherwise requires, the masculine generally includes both sexes, the singular includes the plural and the plural includes the singular.
      Benefits Only From Fund. No Participant or Beneficiary shall have any rights in the Fund other than those specified in this agreement. The sole remedy of any Participant or Beneficiary for nonpayment of benefits shall be against the Fund. Neither Companies nor Trustees shall be liable or responsible in any amount or manner whatsoever for the payment of any benefits under the Plan. Said benefits are to be paid solely from the Fund.
      Information. Company shall advise Trustees in writing of such information as is reasonably necessary to enable them to perform their duties.
      Claims and Demands. Company shall have the power to compromise, settle, or release claims or demands in favor of or against the Plan on such terms and conditions as it may deem desirable.
      Determinations. Company shall have the powers and duties specified in this agreement and, not in limitation but in amplification of the foregoing, shall have the discretionary authority to determine eligibility for benefits and to construe the terms of this agreement and shall have power to determine all questions that shall arise hereunder. Decisions and determinations of Company made in good faith on any matter within the scope of its authority shall be final, but Company shall at all times act in a nondiscriminatory manner.
      Consultations and Opinions. Company may consult with counsel of its own choice, and the opinion of the counsel with respect to legal matters shall be full and complete protection in respect of any action taken or suffered by Company in good faith and in accordance with the opinion. Company may also engage certified public accountants to perform services deemed appropriate by it in carrying out the provisions of the Plan and may consult with these or other accountants. The opinion of such accountants with respect to accounting matters shall be full protection in respect of any action taken or suffered by Company in good faith and in accordance with the opinion. Company may have the Plan audited by certified public accountants at such times as it shall designate at the expense of the Plan.

  Claims Procedure
      Claim. Any Participant or Beneficiary ("the claimant") may file a claim for benefits under the Plan by following the procedure set forth in this Article.
      Authorized Representative. The claimant may appoint an authorized representative to represent the claimant at any stage of the claims procedure. The appointment shall be made by a statement in writing naming the person who is to be the claimant's authorized representative and signed by the claimant.
      Filing. A claim shall be filed by personally delivering or mailing a written communication making the claim for benefits, prepared by either the claimant or authorized representative, to Company's Controller for action upon the claim.
      Denial. If the claim is wholly or partially denied by the Controller, the Controller shall, within a reasonable period of time not to exceed 90 days after the filing of the claim (unless special circumstances require an extension of time for processing the claim, in which case written notice of the extension, which shall not exceed a period of 90 days from the end of the initial 90-day period, and which indicates the special circumstances and the date by which the Controller expects to render the final decision, shall be furnished the claimant prior to the termination of such initial period), furnish the claimant written notice setting forth in a manner calculated to be understood by the claimant:
        The specific reason or reasons for the denial;
        Specific reference to pertinent provisions of this agreement on which the denial is based;
        A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
        Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review.

      If written notice of the decision wholly or partially denying the claim has not been furnished within the required time period, and if the claim has not been granted within that period, the claim shall be deemed denied as of the end of the period for the purposes of appealing as described below.

      Appeal. If the claim is denied or deemed denied in whole or in part as described above, the claimant may, within 60 days after receipt of written notification of denial or within 60 days after the date on which the claim is deemed denied, appeal the denial to Company, which is the named fiduciary under this agreement and the administrator of the Plan which reviews and makes decisions on claim denials for a full and fair review.

      The appeal is made by personally delivering or mailing a written request for review, prepared by either the claimant or authorized representative, to Company's Chief Financial Officer. The claimant or authorized representative may, at or after the time of making the appeal, review pertinent documents and submit issues and comments in writing.

      Decision on Appeal. Company shall review the appeal and shall act thereon. The decision shall be made promptly, and shall not ordinarily be made later than 60 days after the receipt by the Chief Financial Officer of the written request for review (unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished the claimant prior to the commencement of the extension, and in which case a decision shall be rendered as soon as possible but not later than 120 days after the receipt of the request for review). The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provision of this agreement on which the decision is based. A copy of the decision on review shall be furnished the claimant within the time required for the making of this decision; if it is not furnished within such time, the claim shall be deemed denied on review.

  Discontinuance of Contributions; Termination of Fund
      Companies' Rights. The right is reserved by Companies:
        To discontinue contributions at any time, or
        To terminate the stock bonus plan, or the Fund, or both.

      Notwithstanding anything in this agreement to the contrary, upon the complete or partial termination of the stock bonus plan, or complete discontinuance of contributions, all previously unallocated funds shall be allocated to the appropriate accounts and the rights of all affected employees to their accounts as of the date of such termination, partial termination, or discontinuance shall be fully vested and shall not thereafter be subject to forfeiture.

      Distribution. Companies may terminate the Fund. On termination, the assets then remaining in the Fund shall be distributed as follows: Company shall, as of the date of termination of the Fund, value the Fund and determine the amount of each Participant's accounts therein in accordance with Article 10 after deducting an amount which will cover all expenses in connection with the closing out of the Fund, and shall distribute to each Participant as soon as practicable the amount of his accounts. Such distributions shall be made in Shares and in such manner as Company shall determine. Company's determination shall be conclusive on all persons.
      Merger. In the case of any merger or consolidation with, or transfer of assets or Liabilities to, any other plan or trust, each Participant under this Plan shall, if the other plan or trust is terminated immediately after the merger, consolidation, or transfer, be entitled to receive a distribution equal to or greater than the distribution he would have been entitled to had the Fund under this Plan been terminated and distributed immediately before the merger, consolidation, or transfer.

  Amendments
      Written Instrument. From time to time this agreement and any of its provisions may be amended by written instrument executed by an authorized officer of Company, subject to the following provisions:
        No amendment shall give Companies any interest in the Fund.
        No amendment shall increase the duties of Trustees or change their privileges and immunities without their prior written consent.
        No amendment shall deprive any Participant of any rights which have vested in him prior to such amendment or diminish the amount thereof without his written consent.

  All amendments shall be submitted promptly to Trustees.

  Age 70.5 Withdrawal

  Any Participant who has attained the age of 70.5 years may, at any time and from time to time, withdraw all or any portion of his account without any showing of hardship or other need and notwithstanding that he continues to be employed by a Company.

  Top Heavy Provisions
      Requirements. For any Plan Year that the Plan is Top-Heavy, the minimum benefit requirement of 21.4 shall apply.
      Top-Heavy Determination. The Plan is Top-Heavy for a Plan Year if this Plan is not part of any required or permissive aggregation group of plans and the sum of the aggregate of the accounts of Key Employees under this Plan as of the determination date exceeds 60 percent of a similar sum determined for all employees.

      The determination date, and the Valuation Date, that are to be used in making the computation to determine whether the Plan is Top-Heavy for a Plan Year shall be the last day of the immediately preceding Plan Year.

      In determining the foregoing "Top-Heavy ratio":

        The amount of the account under this Plan for any employee shall be increased by the aggregate distributions, including distributions of employee contributions, made with respect to the employee under this Plan during the five-year period ending on the determination date. This rule applies even if this Plan is terminated and all assets distributed.
        Rollover contributions and transfers to this Plan which are unrelated (both initiated by the employee and made from a plan maintained by an employer other than a Company) shall not be taken into account as part of the employee's account.
        If any employee is a Non-Key Employee with respect to a Plan Year of this Plan, but was a Key Employee with respect to any prior Plan Year of this Plan, his account shall not be taken into account.
        The account of an employee who has not performed services for a Company at any time during the five-year period ending on the determination date shall not be taken into account. However, if the employee again performs service, his account is to be taken into account.

        If this Plan is part of a required or permissive aggregation group of plans, the Plan is Top-Heavy for a Plan Year if either

        This Plan is part of a required aggregation group of plans (but not part of a permissive aggregation group of plans) and the Top-Heavy Ratio for the group of plans exceeds 60 percent, or
        This Plan is part of both a required and permissive aggregation group of plans and the Top-Heavy Ratio for the permissive aggregation group exceeds 60 percent.

      A required aggregation group includes each qualified plan of a Company in which at least one Key Employee participates, and any other qualified plan of a Company which enables a plan covering a Key Employee to meet the requirements of Sections 401(a)(4) and 410 of the Internal Revenue Code. A permissive aggregation group includes the required aggregation group of plans plus any other plan or plans of a Company which, when considered as a group with the required aggregation group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Internal Revenue Code. "Company" includes any other corporation or employer which is a member of the same controlled group or under the same common control as defined in 3.6.

      The Top-Heavy ratio shall be determined in accordance with the provisions of Section 416(g) of the Internal Revenue Code, which is incorporated herein by reference.

      Key Employee. A Key Employee is any employee or former employee of a Company who, at any time during the Plan Year containing the determination date or any of the four preceding Plan Years, is an officer of a Company having an annual Compensation greater than 50 percent of the amount in effect under Section 415(b)(1)(A) of the Internal Revenue Code for any such Plan Year; one of the ten employees having an annual Compensation of more than the amount in effect under 9.1(a) and owning (or considered as owning within the meaning of Section 318 of the Internal Revenue Code) both more than a one-half percent interest and the largest interests in a Company; a person who owns (or is considered as owning within the meaning of Section 318) more than 5 percent of a Company's outstanding stock or more than 5 percent of the total combined voting power of all a Company's stock; or a person having an annual Compensation of more than $150,000 and who owns (or is considered as owning within the meaning of Section 318) more than 1 percent of a Company's outstanding stock or more than 1 percent of the total combined voting power of all a Company's stock.

      In determining ownership percentages, each employer that would otherwise be aggregated under Sections 414(b), (c), and (m) of the Internal Revenue Code is treated as a separate employer.

      For purposes of determining whether an employee is an officer, no more than 50 employees (or, if lesser, the greater of three employees or 10 percent of the employees) shall be treated as officers.

      The provisions of Section 416(i) of the Internal Revenue Code are incorporated herein by reference for the purpose of further defining and interpreting the term "Key Employee," and those provisions shall be controlling.

      The term "Non-Key Employee" means any employee who is not a Key Employee. The terms "employee" and "Key Employee" include their beneficiaries.

      Minimum Contribution. If the Plan is Top-Heavy for a Plan Year, the minimum benefit requirements of this section apply to any employee who is a Participant at any time during the Plan Year, who is a Non-Key Employee, and who is employed by a Company on then last day of the Plan Year. There is no minimum number of Hours of Service required of the Participant in order for the minimum benefit requirements to apply.

      The total amount to be credited to the Participant's account shall be a certain minimum percentage of his Compensation. The minimum percentage is the lesser of:

        Three percent, or
        The percentage applicable to the Key Employee who has the highest percentage for the Plan Year, determined by dividing the total amount required to be allocated to his account by his Compensation for the Plan Year.

With respect to a Participant who is also a participant in the Agritope, Inc., 401(k) Profit Sharing Plan, contributions under that plan may, to the extent permitted by Regulation, Section 1.416-1, M-8, and M-18 through M-20, Internal Revenue Code, be counted toward the foregoing minimum contribution requirement.

IN WITNESS WHEREOF Company has caused this agreement to be executed by its duly authorized officers, and Trustees have signed this agreement.

Date Signed	Agritope, Inc.
By: _______________________________ President
December 15, 1997	By: _______________________________ Executive Vice President, Chief Financial Officer
Company
December 15, 1997	By: _______________________________ Adolf J. Ferro
December 15, 1997	By: _______________________________ Gilbert N. Miller
Trustees

FIRST AMENDMENT

TO

AGRITOPE, INC.

EMPLOYEE STOCK OWNERSHIP PLAN

THIS FIRST AMENDMENT TO AGRITOPE, INC. EMPLOYEE STOCK OWNERSHIP PLAN, made effective January 1, 1998, between AGRITOPE, INC., as, Company, and ADOLPH J. FERRO and GILBERT N. MILLER, as Trustees,

W I T N E S S E T H :

WHEREAS Company maintains a stock bonus plan and related trust under a trust agreement which is effective January 1, 1998, and

WHEREAS Company desires to amend said trust agreement effective January 1, 1998,

NOW, THEREFORE, it is agreed that said trust agreement is amended as follows:

Section 4.5

The following new paragraph is added at the end of Section 4.5:

It is intended that Vinifera, Inc., be a participating employer under this agreement. However, the exclusion for temporary and seasonal employees shall not apply to Vinifera, Inc.

Section 5.1

Section 5.1 is amended to read as follows:

5.1 Amount of Contribution. Companies shall, from their general assets, make contributions to the Fund for each Plan Year of such amount as may be determined by the Board of Directors of Company (plus any additional amount necessary to satisfy the "rounding up" requirement of 6.2); provided, however, that Companies will in any event contribute an amount sufficient to enable the Plan to pay each installment of principal and interest on any indebtedness for which the Plan may be obligated on or before the date such installment is due, even if no tax benefit results from such contribution.

Section 6.2

Section 6.2 is amended to read as follows:

6.2 Allocation. Trustees shall, as of the close of each Plan Year for which companies shall make a contribution, allocate to the account of each Participant that portion of such contribution which is in the same proportion to the total contribution as such participant's Compensation in such Plan Year bears to the total Compensation of all Participants for such Plan Year. If the application of the foregoing allocation formula would otherwise result in the allocation of a fractional Share to a participant's account, the fraction shall be rounded up to one full Share.

Section 11.3

The following new paragraph is added at the end of Section 11.3:

Rounding Up. A whole-share procedure shall apply for purposes of a distribution to a Participant who has terminated employment and whose vested percentage is less than 100 percent. In this case, if the application of the above vesting schedule in determining the number of Shares to be distributed would otherwise result in a fractional Share, the fraction shall be rounded up to one full Share. Conversely, the number of Shares to be forfeited shall be rounded down to the nearest number of whole Shares.

IN WITNESS WHEREOF Company has caused this agreement to be executed by its duly authorized officers, and Trustees have signed this agreement.

Date Signed	Agritope, Inc.
By: _______________________________ President
December 13, 1997	By: _______________________________ Executive Vice President, Chief Financial Officer
Company
December 13, 1997	By: _______________________________ Adolf J. Ferro
December 13, 1997	By: _______________________________ Gilbert N. Miller
Trustees

SECOND AMENDMENT

TO

AGRITOPE, INC.

EMPLOYEE STOCK OWNERSHIP PLAN

THIS SECOND AMENDMENT TO AGRITOPE, INC. EMPLOYEE STOCK OWNERSHIP PLAN, made effective January 1, 1998, between AGRITOPE, INC., as Company, and ADOLPH J. FERRO and GILBERT N. MILLER, as Trustees,

W I T N E S S E T H :

WHEREAS Company maintains a stock bonus plan and related trust under a trust agreement which is effective January 1, 1998, and

WHEREAS Company desires to amend said trust agreement effective January 1, 1998,

NOW, THEREFORE, it is agreed that said trust agreement is amended as follows:

Section 4.5

Section 4.5 is deleted effective January 1, 1998.

Section 13.6

The second paragraph of Section 13.6, headed "Eligible rollover distribution," is amended to read as follows:

Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Internal Revenue Code made after December 31, 1998; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

IN WITNESS WHEREOF, Company has caused this amendment to be executed by its duly authorized officers, and Trustees have signed this amendment.

Date Signed	Agritope, Inc.
By: _______________________________ President
December 16, 1997	By: _______________________________ Executive Vice President, Chief Financial Officer
Company
December 16, 1997	By: _______________________________ Adolf J. Ferro
December 16, 1997	By: _______________________________ Gilbert N. Miller
Trustees

THIRD AMENDMENT

TO

AGRITOPE, INC.

EMPLOYEE STOCK OWNERSHIP PLAN

THIS THIRD AMENDMENT TO AGRITOPE, INC. EMPLOYEE STOCK OWNERSHIP PLAN, made effective January 1, 1998, between AGRITOPE, INC., as Company, and ADOLPH J. FERRO and GILBERT N. MILLER, as Trustees,

W I T N E S S E T H :

WHEREAS Company maintains a stock bonus plan and related trust under a trust agreement which is effective January 1, 1998, and

WHEREAS Company desires to amend said trust agreement effective January 1, 1998,

NOW, THEREFORE, it is agreed that said trust agreement is amended as follows:

Section 5.1

Section 5.1 is amended to read as follows:

5.1 Amount of Contribution. Companies shall, from their general assets, make contributions to the Fund for each Plan Year of such amount as may be determined by the Board of Directors of Company (plus any additional amount necessary to satisfy the "rounding up" requirement of 6.2). So long as the participating employers are not members of the same controlled group of corporations, the amount to be contributed may be determined separately for each employer (and a contribution may be made by an employer even if no contribution is to be made by another employer) without regard to whether the resulting rate of allocation (as a percentage of compensation) for the employees of a particular employer may be higher or lower than for the employees of another employer. Notwithstanding the foregoing, however, Companies will in any event contribute an amount sufficient to enable the Plan to pay each installment of principal and interest on any indebtedness for which the Plan may be obligated on or before the date such installment is due, even if no tax benefit results from such contribution.

Section 6.2

The following new sentence is added at the end of Section 6.2:

The contribution of a participating employer (together with the amounts of forfeitures attributable to such employer's employees) shall be allocated only to the accounts of such employer's employees.

Section 13.2

The first paragraph of Section 13.2 is amended to read as follows:

13.2 When Distribution is Made. Subject to the rules get forth in this Article, distribution of the vested portion of the account to a Participant shall be made within a reasonable time after termination of employment (and in no event later than one year after the close of the Plan Year in which the termination of employment occurs, as required by Section 409(o) of the Internal Revenue Code).

IN WITNESS WHEREOF Company has caused this agreement to be executed by its duly authorized officers, and Trustees have signed this agreement.

Date Signed	Agritope, Inc.
By: _______________________________ President
December 18, 1997	By: _______________________________ Executive Vice President, Chief Financial Officer
Company
December 18, 1997	By: _______________________________ Adolf J. Ferro
December 1, 1997	By: _______________________________ Gilbert N. Miller
Trustees

ARTICLE 1. Purpose 1

ARTICLE 2. Name of the Plan and Trust 1

ARTICLE 3. Definition 1

ARTICLE 4. Eligibility and Participation 6

ARTICLE 5. Contributions by Companies 7

ARTICLE 6. Allocation to Participants 8

ARTICLE 7. Contributions by Participants 8

ARTICLE 8. Exempt Loans; Suspense Account 8

ARTICLE 9. Limitation; Return of Contribution 11

ARTICLE 10. Participants' Accounts 13

ARTICLE 11. Vesting and Forfeiture 13

ARTICLE 12. Dividends; Voting; Tender Offers 15

ARTICLE 13. Distributions 16

ARTICLE 14. Administration of Trust Fund 19

ARTICLE 15. Trustees 22

ARTICLE 16. General Provisions 23

ARTICLE 17. Claims Procedure 24

ARTICLE 18. Discontinuance of Contributions; Termination of Fund 26

ARTICLE 19. Amendments 26

ARTICLE 20. Age 70.5 Withdrawal 27

ARTICLE 21. Top Heavy Provisions 27